Exhibit 4.9

Execution Version

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREFROM IS AVAILABLE.

LIAN CARDIOVASCULAR

WARRANT TO PURCHASE ORDINARY SHARES

Issue Date: August 10, 2020

Warrant Number: 001

THIS WARRANT IS TO CERTIFY THAT, MyoKardia, Inc. (“MyoKardia” and, together with its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred, the “Holder”) is entitled to purchase from Lian Cardiovascular, an exempted company organized under the laws of the Cayman Islands (the “Company”), 170,000 ordinary shares, par value US$0.0001 per share (subject to adjustment in accordance with the terms hereof, the “Warrant Shares”), at US$275 per share (subject to adjustment in accordance with the terms hereof, the “Exercise Price”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Exclusive License Agreement, dated the date hereof, by and between LianBio Licensing LLC, an affiliate of the Company and MyoKardia (the “License Agreement”).

Section 1. Exercise of Warrant.

At any time on or after the date hereof, the Holder may, at any time and from time to time, exercise this Warrant, in whole or in part.

(a) The Holder shall exercise this Warrant by means of delivering to the Company:

(i) a written Notice of Exercise in the form attached hereto as Exhibit A, which shall include the number of Warrant Shares to be delivered pursuant to such exercise (the “Notice of Exercise”);

(ii) this Warrant; and

(iii) payment equal to the Exercise Price by cash, certified check to the order of the Company or wire transfer of immediately available funds to an account specified by the Company.

(b) The Holder may, in lieu of exercising or converting this Warrant pursuant to the terms of Section 1(a), elect to exchange this Warrant, in whole or in part (except as to a fractional share), at any time and from time to time during normal business hours on any business day on or after the date hereof by (i) delivering to the Company a written notice, in the form attached hereto as Exhibit B (the “Exchange Notice”), duly executed by the Holder, specifying the number of Warrant Shares for which the Warrant is being exchanged, and (ii) surrendering this Warrant to the Company, properly endorsed by the Holder (or if this Warrant has been destroyed, stolen or has otherwise been misplaced, by delivering to the Company an affidavit of loss duly executed by the Holder), and the Holder shall thereupon been entitled to receive the number of Warrant Shares equal to the product of (i) the number of Warrant Shares issuable upon exercise of this Warrant (or, if only a portion of this Warrant is being exercised, issuable upon the exercise of such portion) for cash, determined as provided in Section 2, and (ii) a fraction, the numerator of which is the Fair Market Value (as defined below) per ordinary share of the Company at the time of such exercise minus the Warrant Price in effect at the time of such exercise, and the denominator of which is the Fair Market Value per ordinary share of the Company at the time of such exercise, such number of shares so issuable upon such exchange to be rounded up or down to the nearest whole number of ordinary shares of the Company. The “exchange” of this Warrant pursuant to this Section 1(b) is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. For purposes of this Warrant, “Fair Market Value” means the fair market value of an ordinary share of the Company, as determined in good faith by the Board of Directors of the Company (the “Board”), after considering in good faith the opinion of an independent reputable international investment bank or other kind of financial advisor appointed by the Board regarding such valuation.

(c) Upon exercise of this Warrant in accordance with Section 1(a) or Section 1(b), the Company shall cause to be executed and delivered to the Holder a certificate or certificates representing the aggregate number of fully-paid and non-assessable Warrant Shares issuable upon such exercise. Such certificate or certificates shall be in such denominations as may be specified in the Notice of Exercise or Exchange Notice, as applicable, and shall be registered in the name of the Holder or such other name or names as may be designated in the Notice of Exercise or Exchange Notice, as applicable. In case such exercise or exchange is in part only, the Company shall cause to be executed and delivered to the Holder a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares described in this Warrant minus the number of such Warrant Shares purchased by the Holder upon all exercises (or exchanges) made in accordance with Section 1.

(d) The share certificate or certificates issuable upon exercise of this Warrant shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares (including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders), upon the delivery of all deliverables set forth in Section 1(a) or Section 1(b).

(e) The Holder shall be responsible for all transfer taxes resulting from the fact that any certificate issued in respect of Warrant Shares is not in the name of the Holder.

(f) All Warrant Shares issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and non-assessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Holder or restrictions upon transfer under federal or state securities laws.

(g) At any time on or after the date hereof, the Company shall at all times reserve and keep available out of its authorized but unissued ordinary shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable ordinary shares of the Company upon the exercise of this Warrant.

(h) In no event shall any fractional Warrant Share be issued upon exercise of this Warrant. If, upon exercise of this Warrant, the Holder would, except as provided in this paragraph, be entitled to receive a fractional Warrant Share, then the Company shall, at the Company’s sole discretion, either (i) deliver in cash to such holder an amount equal to such fractional interest, or (ii) issue a whole share in lieu of such fractional share.

Section 2. Adjustment of Exercise Price and Warrant Shares.

(a) Subdivision or Combination of Ordinary Shares. If, at any time on or after the date hereof, the number of outstanding ordinary shares of the Company is (i) increased by a share dividend payable in ordinary shares of the Company or by a subdivision or split-up of ordinary shares of the Company, or (ii) decreased by a combination of ordinary shares of the Company, then, following the record date fixed for the determination of holders of ordinary shares of the Company entitled to receive the benefits of such share dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (A) the Exercise Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of Warrant Shares into which this Warrant would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of Warrant Shares which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Warrant had been exercised immediately prior to such record date.

(b) Adjustment to Warrant Shares. Upon each adjustment of the Exercise Price as provided in Section 2(a), the Holder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares equal to the product of (i) the number of Warrant Shares into which this Warrant would be exercisable prior to such adjustment and (ii) the quotient obtained by dividing (A) the Exercise Price existing prior to such adjustment by (B) the new Exercise Price resulting from such adjustment

(c) Special Adjustment for Qualified IPO or Trade Sale.

(i)

Special Adjustment for Qualified IPO or Trade Sale of the Company. In the event the Company consummates either a Qualified IPO or a Trade Sale, as applicable, the number of Warrant Shares into which this Warrant (together with each of the other warrants to purchase ordinary shares issued by the Company to MyoKardia on or about the date hereof in connection with the License Agreement) could be exercisable shall be increased by a number of ordinary shares such that MyoKardia’s percentage equity holding in the Company immediately following such increase (calculated on an as-converted and fully-diluted basis and, for purposes of calculating the equity holding arising in connection with this Warrant, calculated immediately prior to exercise) shall equal ten percent (10%) of the issued and outstanding ordinary shares of the Company as of immediately prior to such Qualified IPO or Trade Sale (calculated on an as-converted and fully-diluted basis), and the Exercise Price of the Warrant Shares in effect immediately before such issue will be proportionately decreased.

(ii)

Special Adjustment for Qualified IPO or Trade Sale of the Parent. Immediately prior to a Qualified IPO or Trade Sale of the Parent, pursuant to that certain Amended and Restated Option Agreement, dated on or around the date hereof, by and among MyoKardia, Parent, the Company and other parties thereto, MyoKardia will have an option to exchange (1) the Warrant Shares obtained by exercising or exchanging this Warrant for ordinary shares of the Parent and/or (2) this Warrant for a warrant of the Parent. As applicable, immediately prior to the exercise of such option, the number of Warrant Shares into which this Warrant could be exercisable shall be increased by a number of ordinary shares such that the MyoKardia’s percentage equity holding in the Company immediately following such increase (calculated on an as-converted and fully-diluted basis and, for purposes of calculating the equity holding arising in connection with this Warrant, calculated immediately prior to exercise) shall equal ten percent (10%) of the issued and outstanding ordinary shares of the Company as of immediately prior to the exercise (calculated on an as-converted and fully-diluted basis), and the Exercise Price of the Warrant Shares in effect immediately before such issue will be proportionately decreased.

The “Parent” shall mean LianBio, an exempted company organized under the laws of the Cayman Islands. “Qualified IPO” shall mean any underwritten initial public offering and listing of the ordinary shares of the Company or the Parent (as applicable) on a securities exchange approved by the Board (and/or the board of directors of the Parent, as applicable), at an aggregate public offering price of no less than US$50,000,000. “Trade Sale” shall mean (i) the closing of a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole, (and/or the Parent’s and its subsidiaries’ assets, taken as a whole, as applicable) or (ii) consummation of a merger or consolidation of the Company or the Parent (as applicable) with or into another entity, except any merger or consolidation in which the holders of equity of the Company (or the Parent, with respect to a Trade Sale of the Parent) immediately prior to such merger or consolidation continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving entity) approved by the Board (and/or the board of directors of the Parent, as applicable). For the avoidance of doubt, when this Warrant is exercised in connection with a Qualified IPO or a Trade Sale, as applicable, the exercise shall be made in accordance with Section 1(a) or, for cashless exercise, Section 1(b), and the number of Warrant Shares into which this Warrant is exercisable shall be the adjusted number of Warrant Shares after the adjustment has been made pursuant to Section 2(c)(i) or Section 2(c)(ii), as applicable.

Section 3. Reclassification, Merger, Consolidation, Etc.

In case of any reclassification or change of the outstanding ordinary shares of the Company (other than as a result of a subdivision, combination or share dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the surviving entity) at any time during the Exercise Period, then the Company or its successor may make lawful and adequate provision to grant the Holder the right to purchase, upon exercise of this Warrant, the kind and amount of shares and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of Warrant Shares of the Company which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation or merger, at a total price not to exceed that payable upon the exercise of this Warrant, and, in any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder such that the provisions hereof shall thereafter be applicable in relation to any shares and other securities and property thereafter deliverable upon exercise hereof.

Section 4. Rights of Shareholders.

Nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value or change of shares to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the certificates representing the Warrant Shares shall have been issued, as provided herein.

Section 5. Share and Warrant Books.

The Company will not at any time, except upon dissolution, liquidation or winding up, close its share books or warrant books so as to result in preventing or delaying the exercise of any Warrant.

Section 6. Representations and Warranties of the Company.

The Company represents and warrants to MyoKardia that as of the date hereof:

(a) Organization, Good Standing and Qualification. It is a corporation duly incorporated, validly existing and in good understanding under the laws of the jurisdiction of its incorporation. It has the corporate power and authority to own and hold its properties and assets and to carry out its business as presently conducted. The Company is qualified to do business (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation.

(b) Authorization. It has all requisite power and authority to execute and deliver this Warrant and to carry out and perform its obligations hereunder. The issuance, sale and delivery of this Warrant and the Warrant Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, its certificate of incorporation or bylaws.

(c) Validity. This Warrant, when executed and delivered, will constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms. The Warrant Shares, when issued, sold and delivered in accordance with the terms of this Warrant will be duly and validly issued, fully paid and non-assessable and in compliance with all applicable securities laws.

(d) Capitalization.

(i)

Before giving effect to the transactions contemplated hereby, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each, of which 830,000 ordinary shares are issued and outstanding. All of the issued and outstanding ordinary shares were issued to and are owned by the Parent.

(ii)

Except as set forth above in Section 6(d)(i), before giving effect to the transactions contemplated hereby, there are no outstanding ordinary shares, preferred shares or any securities of the Company convertible into, exercisable or exchangeable for, any of the foregoing, or any other right to acquire securities of the Company (including but not limited to any rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions or other agreements).

(iii)

All issued and outstanding ordinary shares have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable foreign, state and federal laws concerning the issuance of securities.

Section 7. Limitation of Liability.

No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares hereunder, shall give rise to any liability of the Holder to pay the Exercise Price or as a shareholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

Section 8. Transfer Restrictions

(a) Generally. This Warrant shall not be transferrable by the Holder to any third party without the prior written approval of the Company; provided, that subject to Section 8(b), the Holder may transfer this Warrant to any person or entity that directly or indirectly is controlled by or controls the Holder (an “Affiliate”), in each case where the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of a majority of voting securities, by contract or otherwise.

(b) Repurchase Right. In the event the Holder proposes to transfer this Warrant in accordance with Section 8(a) to an Affiliate that becomes an Affiliate of the Holder as a result of a Change of Control of the Holder, the Holder shall give the Company prior written notice of the Holder’s intention to make such transfer (the “Transfer Notice”), which notice shall include the identity and address of the proposed transferee Affiliate. Within thirty (30) Business Days following the receipt of the Transfer Notice, the Company shall have an option (the “Repurchase Option”) to, by written notice to the Holder (the “Exercise Notice”), repurchase the Warrant at a price equal to the product of: (i) the Fair Market Value per ordinary share of the Company as of the date of the Exercise Notice and (ii) the number of Warrant Shares the Warrant can be exchanged into pursuant to Section 1(b).

Any Warrants issued upon the transfer of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the securities laws, rules and regulations of the applicable jurisdictions.

Section 9. Investment Representations; Restrictions on Warrant Shares.

The Holder covenants and agrees that this Warrant is acquired for the account of the Holder and is not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Section 10. Loss, Destruction of Warrant Certificates.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 11. Amendments.

The terms of this Warrant may be amended, and the observance of any term herein may be waived, with the prior written consent of the Company and the Holder.

Section 12. Notices Generally.

All notices, deliveries and other communications given or made pursuant to the provisions hereof shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice to the other party.

Section 13. Successors and Assigns.

This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 14. Governing Law.

In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

Section 15. Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Warrant, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event the Dispute is not resolved thereby within a period of thirty (30) days after such request has been given, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(c) The disputing parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chair of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

(d) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 14, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 14 shall prevail.

(e) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the Cayman Islands (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(h) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i) During the course of the arbitral tribunal’s adjudication of the Dispute, the terms and provisions of this Warrant shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 16. No Impairment

Subject to the right of the Company to amend the bylaws of the Company or to take any other corporate action upon obtaining the necessary approvals required by the bylaws of the Company and applicable law, the Company will not, by amendment of its bylaws or any other agreements or documents or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer.

LIAN CARDIOVASCULAR By: /s/ Bing Li Name: Bing Li Title: Authorized Representative	Lian Cardiovascular c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Bing Li, Chief Executive Officer
With copies to: Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: Eric Wu Fax: 86-21-6157-5299 Email: Eric.Wu@ropesgray.com

[Signature Page to Warrant]

AGREED AND ACCEPTED:

MYOKARDIA, INC. By: /s/ Jacob Bauer Name: Jacob Bauer Title: Chief Business Officer	Address: MyoKardia, Inc. 1000 Sierra Point Parkway Brisbane, CA 94005 United States of America Attention: Legal Department Email: legal@myokardia.com
With copies to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 United States of America Attention: Mitchell Bloom Email: mbloom@goodwinlaw.com

[Signature Page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE

(to be executed only upon exercise of Warrant)

To:	Lian Cardiovascular

[●]

(1) The undersigned hereby elects to purchase [●] Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price in full equal to $[●], together with all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

(3) Accredited Investor. The undersigned represents and warrants that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(4) Investment Representations; Restrictions on Warrant Shares. The undersigned covenants and agrees that the securities acquired hereunder are for the account of the undersigned and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

FORM OF EXCHANGE NOTICE

(To be executed only upon net exchange of the Warrant pursuant to Section 1(c))

To:	Lian Cardiovascular

[●]

(1) In accordance with Section 1(c) of the enclosed Warrant, the undersigned registered Holder of the within Warrant hereby irrevocably exchanges the Warrant with respect to [●]1 Warrant Shares of the Company which such Holder would be entitled to receive upon the exercise hereof.

(2) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

(1) Accredited Investor. The undersigned represents and warrants that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(2) Investment Representations; Restrictions on Warrant Shares. The undersigned covenants and agrees that the securities acquired hereunder are for the account of the undersigned and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

[1]

Insert here the number of shares called for on the face of this Warrant (or, in the case of a partial exercise, the portion thereof as to which this Warrant is being exercised), in either case without making any adjustment for Additional Shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of this Warrant, may be delivered upon exercise. In the case of a partial exercise, a new Warrant or Warrants will be issued and delivered in accordance with the terms of the Warrant, representing the unexercised portion of the Warrant, to the Holder surrendering the Warrant.